EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                     Twelve Months Ended
                                                         December 31,
(in thousands, except per share data)         1998          1997           1996
-----------------------------------------------------------------------------------
Basic:
-----
Average shares outstanding                     24,389        23,829          23,353
                                           ==========     =========     ===========

Net Income                                 $   39,030     $  24,959     $    26,188
                                           ==========     =========     ===========
Per Share Amount                           $     1.60     $    1.05     $      1.12
                                           ==========     =========     ===========

Diluted:
-------

Average shares outstanding                     24,389        23,829          23,353

Net effective of dilutive stock options
 based on the treasury stock method using
 the average market price                       1,016           906           1,140
                                           ----------     ---------     -----------
       Total Shares Outstanding                25,405        24,735          24,493
                                           ==========     =========     ===========
Net Income                                 $   39,030     $  24,959     $    26,188
                                           ==========     =========     ===========
Per Share Amount                           $     1.54     $    1.01     $      1.07
                                           ==========     =========     ===========
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